Exhibit 21

PRINCIPAL SUBSIDIARIES OF

AT&T INC., AS OF DECEMBER 31, 2025

2025 AT&T INC. REPORT TO STOCKHOLDERS

SECURITIES AND EXCHANGE COMMISSION ("SEC")

FORM 10-K filed February 9, 2026

Legal Name	State of Incorporation/Formation	Conducts Business Under
Illinois Bell Telephone Company, LLC	Illinois	AT&T Illinois; AT&T Wholesale
Indiana Bell Telephone Company, LLC	Indiana	AT&T Indiana; AT&T Wholesale
Michigan Bell Telephone Company, LLC	Michigan	AT&T Michigan; AT&T Wholesale
Nevada Bell Telephone Company, LLC	Nevada	AT&T Nevada; AT&T Wholesale
Pacific Bell Telephone Company	California	AT&T California; AT&T Wholesale; AT&T DataComm
AT&T Teleholdings, Inc.	Delaware	AT&T Midwest; AT&T West; AT&T East
Southwestern Bell Telephone Company, LLC	Delaware	AT&T Arkansas; AT&T Kansas; AT&T Missouri; AT&T Oklahoma; AT&T Texas; AT&T Southwest; AT&T DataComm; AT&T Wholesale
The Ohio Bell Telephone Company, LLC	Ohio	AT&T Ohio; AT&T Wholesale
Wisconsin Bell, LLC	Wisconsin	AT&T Wisconsin; AT&T Wholesale
AT&T Services, Inc.	Delaware	AT&T Services; AT&T Labs

AT&T Enterprises, LLC.	Delaware	ACC Business
Teleport Communications America, LLC	Delaware	same
AT&T DW Holdings, Inc.	New York	same
BellSouth Telecommunications, LLC	Georgia	AT&T Alabama AT&T Florida AT&T Georgia AT&T Kentucky AT&T Louisiana AT&T Mississippi AT&T North Carolina AT&T South Carolina AT&T Tennessee AT&T Southeast
AT&T Mobility LLC	Delaware	same
AT&T Mobility II LLC	Delaware	same
New Cingular Wireless PCS, LLC	Delaware	AT&T Mobility
Cricket Wireless LLC	Delaware	same
AT&T Comunicaciones Digitales, S. de R.L. de C.V.	Mexico City	same